Exhibit 99.2

LAUNCHEQUITY PARTNERS, LLC

4230 N. Oakland Avenue #317

Shorewood, WI 53211-2042

July 15, 2012

BY FEDEX AND ELECTRONIC MAIL

Board of Directors

MakeMusic, Inc.

7615 Golden Triangle Drive, Suite M

Eden Prairie, MN 55344-3848

Attention:	Robert B. Morrison, Chairman
Graham Richmond, Director

Gentlemen:

As you know, LaunchEquity Partners, LLC (“LEP”) and LaunchEquity Acquisition Partners, LLC Designated Series Education Partners (together with LEP, “LaunchEquity”), is your largest shareholder, and our investment in MakeMusic, Inc. (“MMUS”) dates back to February 2006. MMUS is facing a difficult road ahead as a new leader needs to be hired with the recent departure of MMUS’s latest chief executive officer at a time when the company is in the midst of an expensive and difficult refresh of its products while also facing intensified competition. While we have considered remaining a large minority owner, the reality is that we have not seen enough evidence that the rewards of such a strategy outweigh the risks. For the reasons described below, we cannot simply sit idly by any longer. The lack of material revenue and profit growth, the steep decline in the company’s notation product line, the recurring turnover of senior leadership and the accelerating level of spending during the six years that LaunchEquity has been a shareholder has led us to conclude that MMUS is in need of aggressive strategic leadership.

In addition to MMUS’s operational issues, we are faced with a number of legal hurdles relating to our investment in MMUS. In February 2012, you adopted a 4.9% NOL “poison pill” that effectively eliminated any trading liquidity in MMUS’s shares, essentially turning the company into a semi-private entity without the opportunity to attract any significant new, institutional shareholders. In addition, pursuant to the terms of the settlement agreement between MMUS and LaunchEquity and the complexities of the Minnesota Share Control Act, LaunchEquity cannot in a simple way seek to increase its beneficial ownership to a majority level and exert more direct influence. Therefore, for the reasons described below, we have determined that the only real choice is to propose to acquire MMUS.

We hereby propose directly or through a newly-created entity to purchase the operating assets of the company, excluding cash, and assume the related liabilities, of MMUS (the

July 15, 2012

“Assets”), free and clear of all liens and encumbrances, for $13.5 million. Including the cash retained by MMUS, our offer values the business at approximately $21.2 million. We have calculated the purchase price on the basis of publicly available information. Our offer is conditioned upon, among other things, MMUS adopting a plan of liquidation simultaneously with shareholder approval of the sale of Assets, which we believe should enable MMUS to distribute approximately $4.30 per share to shareholders. Such amount represents a 20% premium to the closing share price on July 13, 2012. We would explore with MMUS ways to maximize the cash that would be distributed in such liquidation.

We project that we will also need to inject at least $10 million over the next two years to (a) recruit and retain a new CEO, (b) upgrade both the Notation and SmartMusic software product lines and (c) cover working capital and seasonal liquidity needs. LaunchEquity is prepared to take these difficult steps to revive MMUS.

Our offer is subject to MMUS’s agreement to liquidate following the closing of the sale of Assets and standard conditions, including, but not limited to, (a) satisfactory completion of our legal and operational due diligence investigation; (b) the board of directors and shareholders of MMUS approving the transaction; (c) the parties’ execution of a mutually acceptable definitive purchase agreement (the “Definitive Agreement”) and all necessary ancillary agreements; (d) the receipt of any regulatory approvals and third party consents, on terms satisfactory to LaunchEquity; (e) retention of key employees on terms acceptable to LaunchEquity; and (f) there being no material adverse change in the business, results of operations, condition (financial or otherwise) or assets of MMUS. However, our offer is not subject to a financing condition. Further, it is our intention to retain MMUS’s employees as we view them to be a significant asset of the company.

We understand that the Board of Directors has a fiduciary obligation to MMUS’s shareholders. Therefore, while we stand ready and able to buy MMUS, we encourage you to hold an open and friendly “go-shop” sale process where prospective buyers are offered due diligence and invited to bid while providing us with a contractual last look right. We would consider as part of the Definitive Agreement an agreement to vote our shares in favor of a proposal to acquire the stock or assets of MMUS that is in our view clearly superior to our proposal and would expect an appropriate break-up fee.

We would expect that from and after the date of this letter, the Board will authorize MMUS’s management to allow LaunchEquity and its advisors full access to MMUS’s facilities, records, key employees and advisors for the purpose of completing its due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the financial, legal, tax, environmental, intellectual property and labor records and agreements of MMUS, and any other matters as LaunchEquity’s accountants, tax and legal counsel, and other advisors, deem relevant. We are prepared to execute an appropriate confidentiality agreement in connection therewith.

Simultaneously with our due diligence investigation, we are prepared to negotiate the Definitive Agreement relating to LaunchEquity’s acquisition of the Assets, to be drafted by LaunchEquity’s counsel. The Definitive Agreement would include the terms summarized in this letter and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this letter.

July 15, 2012

We would expect that during the period from the date of this letter through the execution of the Definitive Agreement, MMUS will (a) conduct its business in the ordinary course in a manner consistent with past practice, (b) maintain its properties and other assets in good working condition (normal wear and tear excepted) and (c) use its best efforts to maintain its business and employees, customers, assets and operations as an ongoing concern in accordance with past practice.

We did not enter this decision lightly. Regarding the form of purchase, we understand that a significant amount of MMUS’s long-term NOL expired last year without being offset with income from operations. We further understand that a significant amount of the MMUS’s remaining NOL will expire at the end of 2012, and the company does not appear poised to fully leverage this asset through higher profitability. However, we believe that an asset sale that closes in 2012 is an effective way to utilize this tax asset by offsetting any gain realized on the sale of the Assets. This would effectively increase the amount of cash that could be distributed to MMUS’s shareholders.

As we stated above, we believe that MMUS requires significant intervention now for the following reasons:

•

significant leadership changes - MMUS has had four CEOs in the last four years and now has to recruit a fifth CEO. Not only is this expensive and time consuming, it is very disruptive to the organization and to the company’s relationship and standing with industry partners.

•

significant development costs ahead - we believe that the source code base of Finale and the other notation products is near end of life and significant financial resources are necessary to update and refresh the notation product line. A review of recent quarterly financial reports makes clear that the company’s expenses are rising while its balance sheet is contracting. This suggests a period of heavy investment ahead.

•	significant revenue decrease in 2012 and beyond appears likely for the following reasons -

•	we believe that the current Finale product release will be a partial upgrade versus the typical annual refresh and re-release cycle, which would generate higher revenues.

•

SmartMusic subscription growth has stalled while spending on its development and marketing continue to rise. We believe that shareholders have much higher expectations for SmartMusic subscriber levels and are disappointed with this stagnation.

July 15, 2012

•

the largest print music publisher, Hal Leonard Corporation (“HLC”), announced in late 2011 its entry into the digital music publishing, education and performance evaluation software market with its Essential Elements Interactive platform. We understand that HLC is using a more modern software platform. We believe this is a direct competitive threat to MMUS’s SmartMusic product suite and it will come from the largest industry participant that is also a significant contributor of content for SmartMusic. If MMUS cannot access quality content from HLC, SmartMusic’s allure in the marketplace is likely to be seriously damaged and the company may face increased repertoire development costs from other sources.

We are prepared to enter into immediate negotiations with you so that the company could commence this process now.

Very truly yours,

/s/ Andrew C. Stephens
Andrew C. Stephens

cc:	Steve Wolosky, Esq.